Exhibit 23.4

Consent of KS&R, Inc.

We hereby consent to the inclusion in the Registration Statement on Form S-1 of AutoTrader Group, Inc. and the related prospectus of references to us and our 2011 Market Sizing Study and 2011 Vehicle Shopper Study, including any related research and reports and all information derived therefrom.

/s/ Rita L. Reicher President KS&R, Inc.
120 Madison St, 15th Floor
Syracuse, NY 13202

July 24, 2012